CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Contingent Income Auto-Callable Securities due 2020	$8,874,000	$1,210.41
February 2013 Pricing Supplement No. 624 Registration Statement No. 333-178081 Dated February 28, 2013 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D I N V E S T M E N T S
Opportunities in U.S. and International Equities
Contingent Income Auto-Callable Securities due March 5, 2020, With 3-Year Initial Non-Call Period
All Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index
The securities are senior unsecured obligations of Morgan Stanley and have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document.  The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest.  Instead, the securities will pay a contingent quarterly coupon but only if the index closing value of each of the S&P 500® Index and the EURO STOXX 50® Index is at or above its coupon barrier level of 70% of its respective initial index value on the related observation date.  If, however, the index closing value of either underlying index is less than its coupon barrier level on any observation date, we will pay no interest for the related quarterly period.  In addition, starting on the third anniversary of the original issue date, the securities will be automatically redeemed if the index closing value of each underlying index is greater than or equal to its respective initial index value on any annual redemption determination date for the early redemption payment equal to the sum of the stated principal amount plus the related contingent quarterly coupon.  At maturity, if the securities have not previously been redeemed and the final index value of each underlying index is greater than or equal to the downside threshold level of 50% of the respective initial index value, the payment at maturity will be the stated principal amount and, if the final index value of each underlying index is also greater than or equal to the respective coupon barrier level, the related contingent quarterly coupon.  If, however, the final index value of either underlying index is less than its downside threshold level, investors will be exposed to the decline in the worst performing underlying index on a 1 to 1 basis and will receive a payment at maturity that is less than 50% of the stated principal amount of the securities and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent quarterly payments throughout the 7-year term of the securities.  Because all payments on the securities are based on the worst performing of the underlying indices, a decline beyond the respective coupon barrier level and/or respective downside threshold level, as applicable, of either underlying index will result in few or no contingent coupon payments and/or a significant loss of your investment, even if the other underlying index appreciates or has not declined as much.  These long-dated securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no quarterly interest over the entire 7-year term with no possibility of being called out of the securities until after the initial 3-year non-call period.  Investors will not participate in any appreciation of either underlying index.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Underlying indices:	S&P 500® Index (the “SPX Index”) and EURO STOXX 50® Index (the “SX5E Index”)
Aggregate principal amount:	$8,874,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	February 28, 2013
Original issue date:	March 5, 2013 (3 business days after the pricing date)
Maturity date:	March 5, 2020
Early redemption:
The securities are not subject to automatic early redemption until the third anniversary of the original issue date.  Following this initial 3-year non-call period, if, on any redemption determination date, beginning on the third scheduled business day preceding March 5, 2016, the index closing value of each underlying index is greater than or equal to its respective initial index value, the securities will be automatically redeemed for an early redemption payment on the related early redemption date.
The securities will not be redeemed early on any early redemption date if the index closing value of either underlying index is below the respective initial index value for such underlying index on the related redemption determination date.

Early redemption payment:
The early redemption payment will be an amount equal to (i) the stated principal amount for each security you hold plus (ii) the contingent quarterly coupon with respect to the related observation date.

Redemption determination dates:
Annually, on the third scheduled business day preceding each scheduled early redemption date, beginning on the third scheduled business day preceding March 5, 2016, subject to postponement for non-index business days and certain market disruption events.

Early redemption dates:
Starting on March 5, 2016, annually, on the 5th day of each March; provided that if any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day

Contingent quarterly coupon:
A contingent coupon at a rate of 8.00% per annum will be paid on the securities on each coupon payment date but only if the closing values of each underlying index is at or above its respective coupon barrier level on the related observation date.
If, on any observation date, the closing value of either underlying index is less than the respective coupon barrier level for such underlying index, we will pay no coupon for the applicable quarterly period. It is possible that one or both underlying indices will remain below their respective coupon barrier levels for extended periods of time or even throughout the entire 7-year term of the securities so that you will receive few or no contingent quarterly coupons.

Coupon barrier level:	With respect to the SPX Index: 1,060.276, which is 70% of its initial index value With respect to the SX5E Index: 1,843.485, which is 70% of its initial index value
Payment at maturity:
If the final index value of each underlying index is greater than or equal to its respective downside threshold level: the stated principal amount, and, if the final index value of each underlying index is also greater than or equal to its respective coupon barrier level, the contingent quarterly coupon with respect to the final observation date

If the final index value of either underlying is less than its respective downside threshold level: (i) the stated principal amount multiplied by (ii) the index performance factor of the worst performing underlying index.  This amount will be less than 50% of the stated principal amount of the securities and could be zero.

Downside threshold level:	With respect to the SPX Index: 757.34, which is 50% of its initial index value With respect to the SX5E Index: 1,316.775, which is 50% of its initial index value
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$1,000	$35	$965
Total	$8,874,000	$310,590	$8,563,410
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC (“MS & Co.”), a fixed sales commission of $35 for each security they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Securities” at the end of this document.
Product Supplement for Auto-Callable Securities dated October 19, 2012                                  Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Contingent Income Auto-Callable Securities due March 5, 2020, With 3-Year Initial Non-Call Period
All Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index

Terms continued from previous page:
Initial index value:	With respect to the SPX Index: 1,514.68, which is its index closing value on the pricing date With respect to the SX5E Index: 2,633.55, which is its index closing value on the pricing date
Final index value:	With respect to each index, the respective index closing value on the final observation date
Worst performing underlying:	The underlying index with the larger percentage decrease from the respective initial index value to the respective final index value
Index performance factor:	Final index value divided by the initial index value
Coupon payment dates:
Quarterly, on the 5th day of each March, June, September and December, beginning June 5, 2013; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day; provided further that the contingent quarterly coupon, if any, with respect to the final observation date shall be paid on the maturity date

Observation dates:
The third scheduled business day preceding each scheduled coupon payment date, beginning with the June 5, 2013 coupon payment date, subject to postponement for non-index business days and certain market disruption events

CUSIP / ISIN:	61761JDF3 / US61761JDF30
Listing:	The securities will not be listed on any securities exchange.

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Contingent Income Auto-Callable Securities due March 5, 2020, With 3-Year Initial Non-Call Period
All Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index

Investment Summary

Contingent Income Auto-Callable Securities

Contingent Income Auto-Callable Securities due March 5, 2020, With 3-Year Initial Non-Call Period All Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index (the “securities”) do not provide for the regular payment of interest.  Instead, the securities will pay a contingent quarterly coupon but only if the index closing value of each underlying index is at or above 70% of its initial index value, which we refer to as the respective coupon barrier level, on the related observation date.  If the index closing value of either underlying index is less than the respective coupon barrier level on any observation date, we will pay no coupon for the related quarterly period.  It is possible that the index closing value of either underlying index could remain below the respective coupon barrier level for extended periods of time or even throughout the entire 7-year term of the securities so that you will receive few or no contingent quarterly coupons during the term of the securities.  We refer to these coupons as contingent, because there is no guarantee that you will receive a coupon payment on any coupon payment date.  Even if both underlying indices were to be at or above their respective coupon barrier levels on some quarterly observation dates, one or both underlying indices may fluctuate below the respective coupon barrier level(s) on others.  In addition, if the securities have not been automatically called prior to maturity and the final index value of either underlying index is less than 50% of the respective initial index value, which we refer to as the downside threshold level, investors will be exposed to the decline in the worst performing underlying index on a 1 to 1 basis, and will receive a payment at maturity that is less than 50% of the stated principal amount of the securities and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent quarterly payments throughout the entire 7-year term of the securities.

Maturity:	7 years
Contingent quarterly coupon:
A contingent quarterly coupon at a rate of 8.00% per annum will be paid on the securities on each coupon payment date but only if the closing value of each underlying index is at or above the respective coupon barrier level on the related observation date.  If on any observation date, the closing value of either underlying index is less than the respective coupon barrier level, we will pay no coupon for the applicable quarterly period.

Automatic early redemption on or after March 5, 2016:
Starting on March 5, 2016, if the index closing value of each underlying index is greater than or equal to its initial index value on any annual redemption determination date, beginning on the third scheduled business day preceding March 5, 2016, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly coupon with respect to the related observation date.

Payment at maturity:
If the final index value of each underlying index is greater than or equal to the respective downside threshold level, investors will receive at maturity the stated principal amount and, if the final index value of each underlying index is also greater than or equal to its respective coupon barrier level, the contingent quarterly coupon with respect to the final observation date.

If the final index of either underlying index is less than its downside threshold level, investors will receive a payment at maturity equal to the stated principal amount times the index performance factor of the worst performing underlying index, which will be less than 50% of the stated principal amount of the securities and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

February 2013	Page 3

Contingent Income Auto-Callable Securities due March 5, 2020, With 3-Year Initial Non-Call Period
All Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index

Key Investment Rationale

The securities do not provide for the regular payment of interest.  Instead, the securities will pay a contingent quarterly coupon but only if the index closing value of each underlying index is at or above its respective coupon barrier level on the related observation date.  The securities have been designed for investors who are willing to forgo market floating interest rates and accept the risk of no coupon payments for the entire 7-year term of the securities in exchange for an opportunity to earn interest at a potentially above market rate if each underlying index closes at or above its respective coupon barrier level on each quarterly observation date until the securities are redeemed early or reach maturity.  The following scenarios are for illustrative purposes only to demonstrate how the coupon and the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur.  Accordingly, the securities may or may not be redeemed, the contingent coupon may be payable in none of, or some but not all of, the quarterly periods during the 7-year term of the securities and the payment at maturity may be less than 50% of the stated principal amount of the securities and may be zero.

Scenario 1: The securities are redeemed prior to maturity
This scenario assumes that, prior to early redemption, each underlying index closes at or above its coupon barrier level on some quarterly observation dates but one or both underlying indices close below the respective coupon barrier level(s) on the others.  Investors receive the contingent quarterly coupon for the quarterly periods that each index closing value is at or above the coupon respective barrier level on the related observation date.

Starting on March 5, 2016, when each underlying index closes at or above its initial index value on an annual redemption determination date, the securities will be automatically redeemed for the stated principal amount plus the contingent quarterly coupon with respect to the related observation date.

Scenario 2: The securities are not redeemed prior to maturity and investors receive principal back at maturity
This scenario assumes that each underlying index closes at or above the respective coupon barrier level on some quarterly observation dates but one or both underlying indices close below the respective coupon barrier level(s) on the others, and each underlying index closes below the respective initial index value on every annual redemption determination date.  Consequently, the securities are not automatically redeemed, and investors receive the contingent quarterly coupon for the quarterly periods that each index closing value is at or above the respective coupon barrier level on the related observation date.  On the final observation date, each underlying index closes at or above its downside threshold level.  At maturity, investors will receive the stated principal amount and, depending on whether each final index value is greater than, equal to or below the respective coupon barrier level, the contingent quarterly coupon with respect to the final observation date.

Scenario 3: The securities are not redeemed prior to maturity and investors suffer a substantial loss of principal at maturity
This scenario assumes that each underlying index closes at or above its respective coupon barrier level on some quarterly observation dates but one or both underlying indices close below the respective coupon barrier level(s) on the others, and each underlying index closes below the respective initial index value on every annual redemption determination date.  Consequently, the securities are not automatically redeemed, and investors receive the contingent quarterly coupon for the quarterly periods that each index closing value is at or above the respective coupon barrier level on the related observation date.  On the final observation date, one or both underlying indices close below the respective downside threshold level(s).  At maturity, investors will receive an amount equal to the stated principal amount multiplied by the index performance factor of the worst performing underlying index, which will be less than 50% of the stated principal amount and could be zero.

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Contingent Income Auto-Callable Securities due March 5, 2020, With 3-Year Initial Non-Call Period
All Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the index closing values on each quarterly observation date, (2) the index closing values on each annual redemption determination date (starting in March 2016) and (3) the final index values.  Please see “Hypothetical Examples” beginning on page 7 for illustration of hypothetical payouts on the securities.

Diagram #1: Contingent Quarterly Coupons (Beginning on the First Coupon Payment Date until Early Redemption or Maturity)

Diagram #2: Automatic Early Redemption (Starting only on March 5, 2016)

February 2013	Page 5

Contingent Income Auto-Callable Securities due March 5, 2020, With 3-Year Initial Non-Call Period
All Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index

Diagram #3:  Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 7.

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Contingent Income Auto-Callable Securities due March 5, 2020, With 3-Year Initial Non-Call Period
All Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether a contingent quarterly coupon is paid with respect to a determination date and how to calculate the payment at maturity. The following examples are for illustrative purposes only.  Whether you receive a contingent quarterly coupon will be determined by reference to the index closing value of each underlying index on each quarterly determination date and the amount you will receive at maturity, if any, will be determined by reference to the final index value of each underlying index on the final determination date.  The actual initial index value, coupon barrier level and downside threshold level are set forth on the cover page of this document.  All payments on the securities, if any, are subject to the credit risk of Morgan Stanley.  The below examples are based on the following terms:

Contingent Quarterly Coupon:
8.00% per annum (corresponding to $20 per quarter)

With respect to each coupon payment date, a contingent quarterly coupon is paid but only if the final index value of each underlying is at or above its respective coupon barrier level on the related determination date.

Payment at Maturity
If the final index value of each underlying index is greater than or equal to its respective downside threshold level: the stated principal amount, and, if the final index value of each underlying index is also greater than or equal to its respective coupon barrier level, the contingent quarterly coupon with respect to the final observation date

If the final index value of either underlying is less than its respective downside threshold level: (i) the stated principal amount multiplied by (ii) the index performance factor of the worst performing underlying index

Stated Principal Amount:	$1,000
Hypothetical Initial Index Value:	With respect to the SPX Index: 1,500 With respect to the SX5E Index: 2,600
Hypothetical Coupon Barrier Level:
With respect to the SPX Index: 1,050, which is 70% of the hypothetical initial index value for such index

With respect to the SX5E Index: 1,820, which is 70% of the hypothetical initial index value for such index

Hypothetical Downside Threshold Level:
With respect to the SPX Index: 750, which is 50% of the hypothetical initial index value for such index

With respect to the SX5E Index: 1,300, which is 50% of the hypothetical initial index value for such index

How to determine whether a contingent quarterly coupon is payable with respect to a determination date:

	Closing Level		Contingent Quarterly Coupon
	SPX Index	SX5E Index
Hypothetical Observation Date 1	1,200 (at or above coupon barrier level)	2,000 (at or above coupon barrier level)	$20
Hypothetical Observation Date 2	850 (below coupon barrier level)	2,100 (at or above coupon barrier level)	$0
Hypothetical Observation Date 3	1,400 (at or above coupon barrier level)	1,600 (below coupon barrier level)	$0
Hypothetical Observation Date 4	950 (below coupon barrier level)	1,500 (below coupon barrier levell)	$0

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Contingent Income Auto-Callable Securities due March 5, 2020, With 3-Year Initial Non-Call Period
All Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index

On hypothetical observation date 1, both the SPX Index and SX5E Index close at or above their respective coupon barrier levels. Therefore a contingent quarterly coupon of $20 is paid on the relevant coupon payment date.

On each of the hypothetical observation dates 2 and 3, one underlying index closes at or above its coupon barrier level but the other underlying index closes below its coupon barrier level. Therefore, no contingent quarterly coupon is paid on the relevant coupon payment date.

On hypothetical observation date 4, each underlying index closes below its respective coupon barrier level and accordingly no contingent quarterly coupon is paid on the relevant coupon payment date.

You will not receive a contingent quarterly coupon on any coupon payment date if the closing level of either underlying index is below its respective downside threshold level on the related determination date.

How to calculate the payment at maturity:

	Index Closing Value		Payment at Maturity
	SPX Index	SX5E Index
Example 1:	1,400 (at or above the coupon barrier level and downside threshold level)	2,500 (at or above the coupon barrier level and downside threshold level)	$1,020 (the stated principal amount plus the contingent quarterly coupon with respect to the final observation date)
Example 2:	750 (below downside threshold level)	1,900 (at or above the downside threshold level)	$1,000 x index performance factor of the worst performing underlying index = $1,000 x (750/ 1,500) = $500
Example 3:	1,400 (at or above the downside threshold level)	1,040 (below the downside threshold level)	$1,000 x (1,040 / 2,600) = $400
Example 4:	750 (below the downside threshold level)	1,040 (below the downside threshold level)	$1,000 x (1,040 / 2,600) = $400
Example 5:	450 (below the downside threshold level)	1,040 (below the downside threshold level)	$1,000 x (450 / 1,500) = $300

In example 1, the final index values of both the SPX Index and SX5E Index are at or above their respective downside threshold levels and coupon barrier levels. Therefore, investors receive at maturity the stated principal amount of the securities and the contingent quarterly coupon with respect to the final observation date.

In examples 2 and 3, the final index value of one underlying index is at or above its downside threshold level but the final index value of the other underlying index is below its downside threshold level. Therefore, investors are exposed to the downside performance of the worst performing underlying index at maturity and receive at maturity an amount equal to the stated principal amount times the index performance factor of the worst performing underlying index.

Similarly, in examples 4 and 5, the final index value of each underlying index is below its respective downside threshold level, and investors receive at maturity an amount equal to the stated principal amount times the index performance factor of the worst performing underlying index.  In example 4, the SPX Index has declined 50% from its initial index value to its final index value, while the SX5E Index have declined 60% from its initial index value to its final index value. Therefore, the payment at maturity equals the stated principal amount times the index performance factor of the SX5E Index, which is the worst performing underlying index in this example.  In example 5, the SPX Index has declined 70% from its initial index value to its final index value, while the SX5E Index has declined 60% from its initial index value. Therefore the payment at maturity equals the stated principal amount times the index performance factor of the SPX Index, which is the worst performing underlying index in this example.

If the final index value of EITHER underlying index is below its respective downside threshold level, you will be exposed to the downside performance of the worst performing underlying index at maturity, and your payment at maturity will be less than $500 per security and could be zero.

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Contingent Income Auto-Callable Securities due March 5, 2020, With 3-Year Initial Non-Call Period
All Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index

Risk Factors

The following is a list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
You are exposed to the price risk of both underlying indices, with respect to both the contingent quarterly coupons, if any, and the payment at maturity, if any.  Your return on the securities it not linked to a basket consisting of both underlying indices.  Rather, it will be contingent upon the independent performance of each underlying index.  Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying indices.  Poor performance by either underlying index over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying index.  To receive any contingent quarterly coupons, each underlying must close at or above its respective coupon barrier level on the applicable observation date.  In addition, if either underlying has declined to below its respective downside threshold level as of the final observation date, you will be fully exposed to the decline in the worst performing underlying index over the term of the securities on a 1 to 1 basis, even if the other underlying index has appreciated.  Under this scenario, the value of any such payment will be less than 50% of the stated principal amount and could be zero.  Accordingly, your investment is subject to the price risk of both underlying indices.

▪
The securities do not guarantee the return of any principal.  The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the return of any of the principal amount at maturity.  If the securities have not been automatically redeemed prior to maturity and if the final index value of either underlying index is less than its downside threshold level of 50% of its initial index value, you will be exposed to the decline in the closing value of the worst performing underlying index, as compared to its initial index value, on a 1 to 1 basis, and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the index performance factor of the worst performing underlying index.  In this case, the payment at maturity will be less than 50% of the stated principal amount and could be zero.

▪
Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risks of no contingent quarterly coupons and sustaining a significant loss on your investment than if the securities were linked to just one index.  The risk that you will not receive any contingent quarterly coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the securities as opposed to substantially similar securities that are linked to just the performance of one underlying index.  With two underlying indices, it is more likely that either underlying index will close below its coupon barrier level or downside threshold level on any observation date than if the securities were linked to only one underlying index, and therefore it is more likely that you will not receive any contingent quarterly coupons and that you will suffer a significant loss on your investment.  In addition, because each underlying index must close above its initial index value on an annual determination date (beginning after three years) in order for the securities to be called prior to maturity, the securities are less likely to be called on any redemption determination date than if the securities were linked to just one underlying index.

▪
The securities do not provide for the regular payment of interest.  The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest.  Instead, the securities will pay a contingent quarterly coupon but only if the index closing value of each underlying index is at or above 70% of its initial index value on the related observation date.  If, on the other hand, either underlying index closing value is lower than the respective coupon barrier level on the relevant observation date for any interest period, we will pay no coupon on the applicable coupon payment date.  It is possible that either or both index closing values could remain below the respective coupon barrier level(s) for extended periods of time or even throughout the entire 7-year term of the securities so that you will receive few or no contingent quarterly coupons.  If you do not earn sufficient contingent coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

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Contingent Income Auto-Callable Securities due March 5, 2020, With 3-Year Initial Non-Call Period
All Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index

▪
The contingent coupon, if any, is based only on the value of the underlying indices on the related quarterly observation date at the end of the related interest period.  Whether the contingent coupon will be paid on any coupon payment date will be determined at the end of the relevant interest period based on the closing value of each underlying index on the relevant quarterly observation date.  As a result, you will not know whether you will receive the contingent coupon on any coupon payment date until near the end of the relevant interest period.  Moreover, because the contingent coupon is based solely on the value of each underlying index on quarterly observation dates, if the closing value of either underlying index on any observation date is below the respective coupon barrier level, you will receive no coupon for the related interest period even if the level of either or both underlying indices were higher on other days during that interest period.

▪
Investors will not participate in any appreciation in either underlying index.  Investors will not participate in any appreciation in either underlying index from its initial index value, and the return on the securities will be limited to the contingent quarterly coupon that is paid with respect to each observation date on which each index closing value is greater than or equal to its respective coupon barrier level, if any.

▪
The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the level of interest rates available in the market and the values of the underlying indices on any day, including in relation to the respective coupon barrier levels and downside threshold levels, will affect the value of the securities more than any other factors.  Other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the underlying indices,

o	whether the index closing value of either underlying index has been below the respective coupon barrier level on any observation date,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying indices or securities markets generally and which may affect the values of the underlying indices,

o	dividend rates on the securities underlying the indices,

o	the time remaining until the securities mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the composition of the underlying indices and changes in the constituent stocks of such underlying indices, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above.  In particular, if either underlying index has closed near or below its coupon barrier level, and especially if either underlying index has closed near or below its downside threshold level, the market value of the securities is expected to decrease substantially and you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security.

You cannot predict the future performance of the underlying indices based on their historical performance.  The value of one or both underlying indices may decrease and be below the respective coupon barrier level(s) on each observation date so that you will receive no return on your investment and one or both underlying indices may close below the respective downside threshold level(s) on the final observation date so that you will lose more than 50% or all of your initial investment in the securities.  There can be no assurance that the closing values of the underlying indices will be at or above the respective coupon barrier levels on any observation date so that you will receive a coupon payment on the securities for the applicable interest period or that they will be at or above their respective downside threshold levels on

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Contingent Income Auto-Callable Securities due March 5, 2020, With 3-Year Initial Non-Call Period
All Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index

the final observation date so that you do not suffer a significant loss on your initial investment in the securities.  See “S&P 500® Index Overview” and “EURO STOXX 50® Index Overview” below.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities. As the EURO STOXX 50® Index is one of the underlying indices, the securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
Reinvestment risk. The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities.  If the securities are redeemed prior to maturity, you will receive no more contingent quarterly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.  However, under no circumstances will the securities be redeemed in the first three years of the term of the securities.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 7-year term of the securities.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the

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Contingent Income Auto-Callable Securities due March 5, 2020, With 3-Year Initial Non-Call Period
All Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index

securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the securities.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices.  Some of our subsidiaries also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value of an underlying index and, therefore, could have increased (i) the value at which such underlying index must close on the redemption determination dates so that the securities are redeemed prior to maturity for the early redemption payment (depending also on the performance of the other underlying index), (ii) the coupon barrier level for such underlying index, which is the value at which the underlying index must close on the observation dates so that you receive a contingent quarterly coupon on the securities (depending also on the performance of the other underlying index) and (iii) the downside threshold level for such index, which is the value at which the underlying index must close on the final observation date so that you are not exposed to the negative performance of the worst performing underlying index at maturity (depending also on the performance of the other underlying index).  Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of an underlying index on the redemption determination dates and the observation dates and, accordingly, whether we redeem the securities prior to maturity, pay a contingent quarterly coupon on the securities and the amount of cash you will receive at maturity, if any (depending also on the performance of the other underlying index).

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. has determined the initial index values, the coupon barrier levels and the downside threshold levels, and will determine whether you receive a contingent quarterly coupon on each coupon payment date and/or at maturity, whether the securities will be redeemed on any early redemption date and the payment at maturity, if any.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity.

▪
Adjustments to the underlying indices could adversely affect the value of the securities.  The publishers of the underlying indices may add, delete or substitute the component stocks of the underlying index or make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the securities.  The publishers of the underlying indices may also discontinue or suspend calculation or publication of the underlying indices at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether interest will be payable on the securities on the applicable coupon payment date will be based on whether the value of the discontinued underlying index, based on the closing prices of the stocks constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance is less than the coupon barrier level for such underlying index (depending also on the performance of the other underlying index).

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Provisions—Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly coupon that will be treated as

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gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income.  Because a security provides for the return of principal except where the final index value of either of the underlying indices has declined below its respective downside threshold level, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions. Non-U.S. Holders should note that we currently intend to withhold on any contingent quarterly coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors  should be subject to withholding tax.  Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Contingent Income Auto-Callable Securities due March 5, 2020, With 3-Year Initial Non-Call Period
All Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on February 28, 2013:

Bloomberg Ticker Symbol:	SPX	52 Week High (on 2/19/2013):	1,530.94
Current Index Value:	1,514.68	52 Week Low (on 6/1/2012):	1,278.04
52 Weeks Ago:	1,372.18

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2008 through February 28, 2013.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period.  The closing value of the underlying index on February 28, 2013 was 1,514.68.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The SPX Index has experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance.

SPX Index Daily Closing Values January 1, 2008 to February 28, 2013

* The black dashed line in the graph indicates the coupon barrier level of 1,060.276, which is 70% of the initial index value, and the solid red line indicates the downside threshold level of 757.34, which is 50% of the initial index value.

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S&P 500® Index	High	Low	Period End
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter (through February 28, 2013)	1,530.94	1,457.15	1,514.68

License Agreement between S&P and Morgan Stanley
“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.  For more information, see “S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying index supplement.

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All Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index

EURO STOXX 50® Index Overview

The EURO STOXX 50® Index was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG.  Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991.  The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

Information as of market close on February 28, 2013:

Bloomberg Ticker Symbol:	SX5E	52 Week High (on 1/29/2013):	2,749.27
Current Index Value:	2,633.55	52 Week Low (on 6/1/2012):	2,068.66
52 Weeks Ago:	2,519.72

The following graph sets forth the daily closing values of the SX5E Index for the period from January 1, 2003 through February 28, 2013.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SX5E Index for each quarter in the period from January 1, 2008 through February 28, 2013.  The closing value of the SX5E Index on February 28, 2013 was 2,633.55.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The SX5E Index has experienced periods of high volatility, and you should not take the historical values of the SX5E Index as an indication of its future performance.

SX5E Index Daily Closing Values January 1, 2003 to February 28, 2013

* The black dashed line in the graph indicates the coupon barrier level of 1,843.485, which is 70% of the initial index value, and the solid red line indicates the downside threshold level of 1,316.775, which is 50% of the initial index value.

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Contingent Income Auto-Callable Securities due March 5, 2020, With 3-Year Initial Non-Call Period
All Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index

EURO STOXX 50® Index	High	Low	Period End
2008
First Quarter	4,339.23	3,431.82	3,628.06
Second Quarter	3,882.28	3,340.27	3,352.81
Third Quarter	3,445.66	3,000.83	3,038.20
Fourth Quarter	3,113.82	2,165.91	2,447.62
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter	2,537.35	2,097.57	2,401.69
Third Quarter	2,899.12	2,281.47	2,872.63
Fourth Quarter	2,992.08	2,712.30	2,964.96
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter	2,827.27	2,507.83	2,747.90
Fourth Quarter	2,890.64	2,650.99	2,792.82
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter (through February 28, 2013)	2,749.27	2,570.52	2,633.55

“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

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All Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Interest period:	Quarterly
Record date:
The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any coupon payable at maturity (or upon early redemption) shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Downside threshold level:	The accompanying product supplement refers to the downside threshold level as the “trigger level.”
Day count convention:	30/360
Postponement of coupon payment dates (including the maturity date) and early redemption dates:
If any observation date or redemption determination date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the relevant scheduled coupon payment date (including the maturity date) or early redemption date, as applicable, the coupon payment date (or the maturity date) or the early redemption date will be postponed to the second business day following that observation date or redemption determination date as postponed, and no adjustment will be made to any coupon payment or early redemption payment made on that postponed date.

Denominations:	$1,000 per security and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the securities.  This discussion applies only to initial investors in the securities who:

•      purchase the securities at their “issue price,” which will equal the first price at which a substantial amount of the securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and
•      will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•      certain financial institutions;
•      insurance companies;
•      certain dealers and traders in securities, commodities or foreign currencies;
•      investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
•      U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•      partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•      regulated investment companies;
•      real estate investment trusts;
•      tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•      persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

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This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein.  Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•      a citizen or individual resident of the United States;
•      a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or
•      an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Contingent Quarterly Coupon.  Any contingent quarterly coupon on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the contingent quarterly coupon, which should be treated as discussed above) on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled.  Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to analyze the U.S. federal

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income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter.  Because a security provides for the return of principal except where the final index value of either of the underlying indices has declined below its respective downside threshold level, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions.

Other alternative federal income tax treatments of the securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

 Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•      an individual who is classified as a nonresident alien;
•      a foreign corporation; or
•      a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•      a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

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All Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index

•      certain former citizens or residents of the United States; or
•      a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any contingent quarterly coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any contingent quarterly coupon and may be filed with the IRS in connection with the payment at maturity on the securities and the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the securities by taking positions in the stocks constituting the underlying indices, in futures and/or options contracts on the underlying indices or their component stocks listed on major securities markets.  Such purchase activity could have increased the initial index value of an underlying index and, therefore, could have increased (i) the value at which such underlying index must close on the redemption determination dates so that the securities are redeemed prior to maturity for the early redemption payment (depending also on the performance of the other underlying index), (ii) the coupon barrier level for such underlying index, which is the value at which the underlying index must close on the observation dates so that you receive a contingent quarterly coupon on the securities (depending also on the performance of the other underlying index) and (iii) the downside threshold level for such underlying index, which is the value at which the underlying index must close on the final observation date so that you are not exposed to the negative performance of the underlying index at maturity (depending also on the performance of the other underlying index).  Additionally, our hedging activities, as well as our other trading

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activities, during the term of the securities could potentially affect the value of an underlying index on the redemption determination dates and other observation dates and, accordingly, whether we redeem the securities prior to maturity, pay a contingent quarterly coupon on the securities and the amount of cash you will receive at maturity, if any (depending also on the performance of the other underlying index).  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or

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All Payments on the Securities Based on the Worst Performing of the S&P 500® Index and the EURO STOXX 50® Index

other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)   any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $35 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates

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may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for auto-callable securities and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the product supplement for auto-callable securities, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for auto-callable securities and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Auto-Callable Securities dated October 19, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for auto-callable securities, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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